Exhibit 8.1

List of Subsidiaries of iClick Interactive Asia Group Limited

Name	Subsidiaries		Place of Incorporation
Optimix Media Asia Limited	100%		Hong Kong
iClick Interactive Asia Limited	100%		Hong Kong
Digital Marketing Group Limited	100%		Hong Kong
Tetris Media Limited	100%		Hong Kong
iClick Interactive (Singapore) Pte. Ltd.	100%		Singapore
Performance Media Group Limited	100%		Hong Kong
iClick Interactive (Beijing) Advertisement Co., Ltd	100%		People’s Republic of China
Tetris Media (Shanghai) Co., Ltd.	100%		People’s Republic of China
Diablo Holdings Corporation	100%		British Virgin Islands
Harmattan Capital Holdings Corporation	100%		British Virgin Islands
China Search (Asia) Limited	100%		Hong Kong
Search Asia Technology (Shenzhen) Co., Ltd.	100%		People’s Republic of China
OptAim Limited	100%		Cayman Islands
OptAim (HK) Limited	100%		Hong Kong
OptAim (Beijing) Information Technology Co., Ltd.	100%		People’s Republic of China
Anhui Zhiyunzhong Information Technology Co., Ltd.	100%		People’s Republic of China
Beijing OptAim Network Technology Co., Ltd.	100	%(1)	People’s Republic of China
Zhiyunzhong (Shanghai) Technology Co., Ltd.	100	%(2)	People’s Republic of China
Shanghai Myhayo Technology Co., Ltd.	40	%(2)	People’s Republic of China
Anhui Myhayo Technology Co., Ltd.	40	%(2)	People’s Republic of China
i-Click Interactive Taiwan Limited Taiwan Branch	100	%(3)	Taiwan

(1) VIE.

(2) VIE’s subsidiary.

(3) Subsidiary’s branch.